[Terex Letterhead]


                     NEWS RELEASE NEWS RELEASE NEWS RELEASE


     For information contact: Kevin O'Reilly, Vice President (203) 222-5943


          TEREX CONFERENCE CALL SCHEDULED FOR FRIDAY, JANUARY 24, 2003

o        Terex Details Fourth Quarter 2002 Restructuring Charges
o        Comments on Fourth Quarter 2002 Cash, Debt and Earnings
o        Comments on 2003 Outlook by Segment

         WESTPORT, CT, January 23, 2003 -- Terex Corporation (NYSE: TEX) announced today that it will be hosting a conference call at 8:30 a.m., Eastern Time, on Friday, January 24, 2003, to detail fourth quarter 2002 restructuring charges, provide commentary on fourth quarter 2002 performance, and review its operating outlook for 2003 by segment.

          "We are having this call to review for investors where we stand given the significant changes that are underway within our company," stated Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. "We continue to operate in a challenging environment, and with Genie, Demag and the other acquisitions and savings programs implemented in 2002, we wanted to review these items with investors earlier than was previously planned. We will provide a detailed review of the fourth quarter and full year 2002 results at the end of February as we have done historically."

2002 Restructuring

         During the fourth quarter of 2002, Terex initiated restructuring plans in several businesses, including Terex Compact Equipment, Demag, Genie, and Terex Mining. The restructuring charge related to these plans will be approximately $53 million, $51 million of which will be recorded in the fourth quarter of 2002 and $2 million of which will be future period costs. The cash component of the restructuring charge will be approximately $18 million. The annualized savings from these actions is approximately $19 million, $12 million of which is expected to be realized in 2003. The restructuring actions are also expected to have a positive cash impact of over $20 million in 2003. The restructuring actions can be grouped into the following three main areas:

         Acquisition related - The recent acquisitions of Demag and Genie have provided the Company with further opportunities to rationalize facilities and product lines within the Crane and Aerial Work Platform business segments. Demag's product range and capabilities allow the Company to consolidate crane manufacturing and distribution activities along with product offerings. The Company's Montceau crane facility will be scaled back and many of its models will be discontinued, as those product lines will be integrated with Demag products. Demag's presence in Germany also provides the opportunity to leverage its distribution infrastructure in that country. The acquisition of Genie has provided the Company the opportunity to rationalize aerial product offerings between Genie and Terex, and the former Terex models will be discontinued as those product lines are integrated with Genie products. The acquisition related restructuring charges are approximately $25 million and consist of severance (approximately 150 employees - $7 million), inventory valuation related to discontinued product lines (approximately $15 million) and various other items including facility and equipment write-offs (approximately $3 million).
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         Terex Compact Equipment - In the fourth quarter of 2002, the Company announced the transfer of the operations of its Warwick, England, facility which manufactures mini-dumpers, rollers and soil compactors, into a new facility in Coventry, England. The new facility has 326,000 sq. ft. of dedicated manufacturing space. The Company has also presented to local labor unions a proposed plan to close the Manchester, England, facility which manufactures loader backhoes, and relocate its operations to another Terex location. These actions will allow the Company to leverage manufacturing and infrastructure to further reduce costs and streamline operations. The restructuring charge related to these actions is approximately $9 million and consists of severance (approximately 270 employees - $6 million) and various other items including facility and equipment write-offs (approximately $3 million). Of the approximately $9 million in restructuring charges, approximately $7 million will be accrued in the fourth quarter of 2002 and $2 million represents future period costs.

         Businesses to be exited and product rationalizations - During the fourth quarter of 2002, the Company decided to close and exit its tank container business, CPV, in Clones, Ireland. This business has been a non-core operation since it was acquired as part of the Powerscreen acquisition in 1999. CPV had sales of approximately $12 million in 2002. The Company also decided to rationalize certain product offerings within its Mining, Roadbuilding and Tower Crane businesses. In Mining, the Company made the decision to exit rental activities and to rationalize the scraper product offering. In Roadbuilding, the Company continues to integrate CMI and is rationalizing certain product offerings previously sold under the Standard Havens brand name. In Tower Cranes, the Company rationalized the product offering and restructured manufacturing operations. The restructuring charge related to businesses to be exited and product rationalization is approximately $19 million (approximately 185 employees - $3 million), inventory valuation related to discontinued businesses and product lines (approximately $14 million) and various other items including facility and equipment write-offs (approximately $2 million).

Fourth Quarter 2002

         "While we continue to work through the closing process, we expect operating performance for the fourth quarter of 2002 to be broadly in line with previously announced guidelines," commented Mr. DeFeo. "Before special items, we expect earnings to be in the $0.10 to $0.14 per share range and EBITDA to be in the $40 to $45 million range. We also improved our cash generation during the quarter, reducing total debt by approximately $70 million and net debt by approximately $85 million, from $1,297 million at the end of the third quarter of 2002 to approximately $1,212 million at the end of 2002. With respect to our bank covenants, the Company remains well within our limits for compliance."

2003 Outlook

         "We remain confident as to our ability to meet or exceed current market expectations for earnings in 2003," said Mr. DeFeo. "We have built a stronger company over the past 12 months with the completion of the strategic acquisitions of Demag and Genie, positioning Terex to grow in 2003 despite challenging end markets. We will continue to be aggressive on cost reductions, and the benefits from the restructuring actions implemented in the fourth quarter of 2002 will positively impact 2003. Our focus for the upcoming year is to integrate and execute, particularly with respect to the integration of our acquisitions of Demag and Genie, and execute on our cost saving targets. Cash flow generation is a main focus for management and we have targeted a $200 million reduction in debt by the end of 2003."

         Segment outlook for 2003 is as follows:

         Terex Construction - The Company expects net sales to be in the range of $1,150 to $1,250 million, with operating margins in the 6.0% to 7.0% range. Overall end markets remain challenging. The articulated dump truck market remains very competitive, as this product category has seen several new entrants over the past few years. There continues to be opportunity with the Terex Compact Equipment business to penetrate new market opportunities, particularly in the U.S. The Powerscreen business continues to show signs of growth. Continued integration of the Atlas and Schaeff acquisitions should improve margins, as the Company continues to pursue cost reductions.

         Terex Cranes - The Company expects net sales to be in the range of $700 to $750 million, with operating margins in the 6.0% to 7.0% range. The North American market remains depressed, but the Demag acquisition is opening up new customer opportunities for the Company's other crane products. The addition of Demag has allowed the Company to restructure its PPM Montceau and PPM Germany operations, driving additional costs out of the business.

         Terex Mining - The Company expects 2003 net sales to be slightly below 2002 levels. However, the Company expects a significant improvement in operating results. Overall, the Company expects net sales to be in the range of $250 to $280 million, with operating margins in the 6.5% to 7.5% range. The expected improvement in financial performance relates to already implemented projects, such as the closure of the Tulsa manufacturing facility, lower warranty and product service costs and a favorable shift in product mix. Demand for mining shovels has generally remained positive and quoting activities have picked up for mining trucks.

         Terex Roadbuilding and Utility Products - The Company expects net sales to be in the range of $600 to $675 million, with operating margins in the 6.0% to 7.0% range. The growth in this segment is driven primarily by the inclusion of the 2002 acquisitions for a full year. The Utility Products business has begun to see the benefit of the investments made during 2002 in its distribution network. This trend should continue as investor owned utility companies provide a significant opportunity. The increased distribution network has the additional benefit of cross-selling other Terex products, such as the loader backhoe and boom trucks. The Terex Roadbuilding business will continue to face difficult end markets in 2003, as uncertainty surrounding funding for highway construction at both the federal and state levels will impact new equipment purchases. In the near term, however, the Company will continue to focus on cost control and sizing the business for the current operating environment.

         Terex Aerial Work Platforms - This segment was created with the acquisition of Genie in September 2002. For 2003, the Company expects net sales to be in the range of $475 to $510 million, which represents an approximately 10% decrease from the 2002 run rate. This reduction in net sales is primarily the result of lower capital expenditures forecasted for the large rental companies, offset partially by growth opportunities within Europe. Operating margins are expected to be in the 9.0% to 10.0% range, reflecting the successful execution of cost reduction plans.

         Other additional financial information:

         Corporate - Interest expense for the year is estimated at $100 to $105 million and other income/expense is estimated to be an expense of $5 million. The effective tax rate is expected to be 32% for 2003 and the average number of shares outstanding for 2003 is estimated at 48.5 million. Depreciation and amortization for the Company is estimated at $60 million. Capital expenditures should be approximately $30 to 35 million.

         Working Capital - Effective January 1, 2003, the Company implemented a new incentive compensation plan within the Company, which places a greater emphasis on cash generation. The plan was designed with the goal of reducing working capital and generating free cash flow in order to reduce the Company's leverage. The target for 2003 is a reduction in working capital of $150 million from December 2002 levels.

         "As we head into 2003, we are not expecting help from our end markets," commented Phil Widman, Senior Vice President and Chief Financial Officer. "There are certainly areas where we believe we can continue to grow in 2003, such as our continued penetration of the compact equipment market and our Powerscreen business, but there are other businesses where we see continued weakness in 2003, such as the crane business. When you look across our diversified portfolio there are many puts and takes, but the growth and earnings improvement in 2003 will be driven primarily by the integration of acquisitions and execution on restructuring plans." Mr. Widman continued, "We realize that we have accomplished a lot in the acquisition area over the past 12 to15 months, and believe that this has made us a stronger company. We added over $1 billion in pro forma revenues in new businesses, diversifying both the Terex product offering and geographic presence. Although our net debt has increased from December 2001 as a result of the acquisitions, our pro forma net leverage ratio has stayed relatively flat. We believe the Company has a tremendous opportunity to reduce working capital and generate free cash flow, thereby improving leverage, with the beginnings of this reflected in the fourth quarter of 2002. Reduction of working capital and generation of free cash flow will remain a key focus for management in 2003."

Conference Call Information

         To access the conference call, call (877) 726-6603 on Friday, January 24, 2003, at least 10 minutes before the call is scheduled to begin. To accommodate our audiences in earlier time zones or anyone unable to listen, there will be a replay of the teleconference. The replay will be available shortly after the conclusion of the call and can be accessed until Wednesday, January 29, 2003 at 6:00 p.m., Eastern Time. To access the replay, please call
(800) 642-1687 and enter conference ID #7802995.

         International participants should call (706) 634-5517 at least 15 minutes before the start of the conference call. To access the international replay, please call (706) 645-9291 and enter conference ID #7802995.

         Also, a simultaneous, listen-only mode webcast of this conference call will be available on www.terex.com. Those who wish to listen to the conference call should visit the Investor Relations section of the Company's Website at least 15 minutes prior to the event's broadcast. Then, follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Safe Harbor Statement

         The above contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction and mining activity to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's substantial amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

         Terex Corporation is a diversified global manufacturer based in Westport, Connecticut. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com